Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to Registration Statement on Form S-1 of Quanta, Inc. (File No. 333-235930) of our report dated April 16, 2019, relating to the consolidated financial statements (which report includes an explanatory paragraph as to Quanta Inc’s. ability to continue as a going concern) of Quanta, Inc. as of December 31, 2018 and March 31, 2018, and for the nine month transition period ended December 31, 2018 and the year ended March 31, 2018, which appear in Quanta, Inc.’s Transition Report on Form 10-KT for the transition period from April 1, 2018 to December 31, 2018, and for the year ended March 31, 2018, filed with the Securities and Exchange Commission on April 16, 2019. We also consent to the reference to our firm under the heading “Experts”.

/s/ Weinberg & Company, P.A.

Los Angeles, California

February 13, 2020